Exhibit 10.03

Robert Bowdring Employment Agreement

Effective Date: October 27th, 2008

EMPLOYMENT, CONFIDENTIAL INFORMATION,
AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with INVO Bioscience Inc, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my further employment with the Company and my receipt of the compensation now and hereafter paid to me by Company and the Company’s agreement in Section 2(a)(i), I agree to the following terms and conditions of this Employment, Confidential Information and Invention Assignment Agreement (the “Agreement”):

1.           At-Will Employment.  I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT.  I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY.  I ACKNOWLEDGE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR MYSELF, WITH OR WITHOUT NOTICE.

Compensation and Other Benefits.

(a)           As consideration for his services hereunder, the Company will pay Robert Bowdring  a base salary of $135,000 per year (the "Base Salary") for the position of Corporate Controller. Departmental responsibilities will include finance, IT Systems, Facilities, HR, Insurance and Contracts.  Payment of Base Salary shall be made in accordance with the Company's normal payroll practices.

(b)           Management will review Employees Base Salary annually.  Upon such review, the Management may adjust upward Employee’s Base Salary as it deems appropriate, taking into account Employee’s performance as well as economic conditions, competitive conditions within the Company's industry, and the financial condition, operations, and prospects of the Company. The annual review will be completed prior to the end of each year of the Employment Term and any salary adjustment shall be effective on the first day of the immediately succeeding year of the Employment Term.

(c)           Robert Bowdring will be granted 30,000 shares of INVO Bioscience stock upon employment of post merger stock and  270,000 shares of INVO Bioscience stock options vesting equally over a period of 3 years, 90,000 shares at year one anniversary, 90,000 shares at year two anniversary and 90,000s shares at year 3 anniversary.  The strike price will be the price on the day the Option is granted.

(d)      Employee will participate in the Company Bonus and Stock Option Program which will include an individualized plan of performance goals, metrics and stock and/or cash awards based upon meeting performance goals.  The specifics of the individualized performance plan will be developed within the firs 45 days of employment with the company.  All grants of stock to employees must be approved by the Board of Directors.

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(e)     Employee may participate in all group health and insurance programs and all other fringe benefit,  or additional compensation plans for which he qualifies which the Company now or in the future, in its sole discretion, makes available to its employees generally.  This paragraph does not obligate the Company to establish or maintain any such program or otherwise to pay any such additional compensation.

(f)
Employee will have 4 weeks of vacation per year to be taken in accordance with the Company's policies in effect from time to time for senior management of the Company.  Employee will be able to carry forward his unused vacation time up to an annual maximum of 6 weeks of vacation.

(g)	INVO Bioscience will pay all work related reasonable travel and pocket expenses.

(h)	If employment is terminated by employer, a severance of two months of service year.

2.           Confidential Information.

(a)           Company Information.

(i)           The Company agrees that upon the commencement of my employment, it will make available to me that Confidential Information of the Company that will enable me to optimize the performance of my duties to the Company.  In exchange, I agree to use such Confidential Information solely for the Company’s benefit.  Notwithstanding the preceding sentence, I agree that upon the termination of my employment in accordance with Section 1, the Company shall have no obligation to provide or otherwise make available to me any of its Confidential Information.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act or omission of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii)           I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company.

(b)           Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)           Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

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3.           Inventions.

(a)           Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below.  I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention.

                (b)           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

                (c)           Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

               (d)           Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company shall not apply to any invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work that I performed for the Company.

4.           Conflicting Employment.  I agree that, during the term of my employment with the Company, I will devote my full time and efforts to the Company and I will not engage in any other employment, occupation or consulting activity, nor will I engage in any other activities that conflict with my obligations to the Company.

5.           Returning Company Documents, etc.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, but not limited to, those records maintained pursuant to paragraph 3(b).  In the event of the termination of my employment.

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6.           Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.           Solicitation of Employees.  I agree that for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not hire any employees of the Company and I will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.           Interference.  I agree that during the course of my employment and for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, either directly or indirectly, interfere with the Company’s contracts and relationships, or prospective contracts and relationships, including, but not limited to, the Company’s customer or client contracts and relationships.

9.           Covenant Not to Compete.

(a)           I agree that during the course of my employment and for a period of eighteen (18) months immediately following the termination of my relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, I will not, without the prior written consent of the Company, (i) serve as a partner, employee, consultant, officer, director, manager, agent, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate myself with, any business in competition with or otherwise similar to the Company’s business.  The foregoing covenant shall cover my activities in every part of the Territory in which I may conduct business during the term of such covenant as set forth above.  “Territory” shall mean (i) all counties in the Commonwealth of Massachusetts, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), the Company derives at least five percent (5%) of its gross revenues from such geographic area prior to the date of the termination of my relationship with the Company.

(b)           I acknowledge that I will derive significant value from the Company’s agreement in Section 2(a)(i) to provide me with that Confidential Information of the Company to enable me to optimize the performance of my duties to the Company.  I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use the Company’s Confidential Information other than for the Company’s exclusive benefit and my obligation not to compete contained in subsection (a) above, is necessary to protect the Company’s Confidential Information and, consequently, to preserve the value and goodwill of the Company.  I further acknowledge the time, geographic and scope limitations of my obligations under subsection (a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company during the period and within the Territory as described above.

(c)           The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

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10.           Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

11.           Arbitration and Equitable Relief.

(a)           Arbitration.  Except as provided in subsection (b) below, I agree that any dispute, claim or controversy concerning my employment or the termination of my employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Beverly, Massachusetts in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b)           Equitable Remedies.  I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 5, 7 and, 9 herein.  Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

12.           General Provisions.

  (a)           Governing Law; Consent to Personal Jurisdiction.  THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES.  I HEREBY EXPRESSLY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS FOR ANY LAWSUIT FILED THERE AGAINST ME BY THE COMPANY CONCERNING MY EMPLOYMENT OR THE TERMINATION OF MY EMPLOYMENT OR ARISING FROM OR RELATING TO THIS AGREEMENT.

   (b)           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)           Severability.  If one or more of the provisions in this Agreement are deemed void by law, including, but not limited to, the covenant not to compete in Section 9, then the remaining provisions will continue in full force and effect.

(d)           Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e)           Construction.  The language used in this Agreement will be deemed the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against either party.

(f)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement.

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13.           Acknowledgements

I acknowledge and agree to each of the following items:

(a)	I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; and

(b)	I have carefully read this Agreement. I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand them; and

(c)	I sought the advice of an attorney of my choice if I wanted to do so prior to the signing of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth below; provided, however, that the Company executed this Agreement solely for the purpose of entering into the covenants contained in Section 2(a)(i).

Date: October 17, 2008

INVO Bioscience:

/s/ Kathleen Karloff
Company Representative’s Signature

Kathleen Karloff
Company Representative’s Printed Name

Robert Bowdring:

/s/ Robert J Bowdring
Employee’s Signature

Robert J. Bowdring
Employee’s Printed Name

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